UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ____)

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WIRELESS TELECOM GROUP, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WIRELESS TELECOM GROUP, INC.
25 Eastmans Road
Parsippany, NJ 07054
(973) 386-9696

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on June 11, 2009

To the Stockholders of Wireless Telecom Group, Inc.:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Wireless Telecom Group, Inc., a New Jersey corporation (the “Company”), will be held at the Hilton Parsippany, One Hilton Court, Parsippany, New Jersey 07054, on June 11, 2009, at 10:00 a.m., local time (the “Meeting”), for the following purposes:

1.

To elect each of Savio W. Tung, James M. (“Monty”) Johnson, Hazem Ben-Gacem, Henry L. Bachman, Rick Mace, Adrian Nemcek and Joseph Garrity as a member of the Company’s board of directors, for a term of one year or until their respective successors are elected and qualified; and

2.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

The board of directors of the Company unanimously recommends that you vote “FOR” each of the seven nominees to the board of directors.

The close of business on April 28, 2009 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting. Accordingly, only stockholders of record at the close of business on that date will be entitled to vote at the Meeting. A copy of the Company’s 2008 annual report is being mailed concurrently with this proxy material to all stockholders of record.

All stockholders are cordially invited to attend the Meeting. Whether or not you expect to attend, you are requested to sign, date and return the enclosed proxy promptly. Stockholders who execute proxies retain the right to revoke them at any time prior to the voting thereof by (i) filing written notice of such revocation with the Secretary of the Company, (ii) submission of a duly executed proxy bearing a later date or (iii) voting in person at the Meeting. Attendance at the Meeting will not in and of itself constitute revocation of a proxy. Any written notice revoking a proxy should be sent to: Robert Censullo, Secretary, Wireless Telecom Group, Inc., 25 Eastmans Road, Parsippany, New Jersey 07054. A return envelope, which requires no postage if mailed in the United States, is enclosed for your convenience.

By Order of the Board of Directors,
Robert Censullo
Secretary

Dated: April 30, 2009

WIRELESS TELECOM GROUP, INC.
25 Eastmans Road
Parsippany, NJ 07054
(973) 386-9696

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
June 11, 2009

This Proxy Statement and accompanying proxy card is furnished in connection with the solicitation by the Board of Directors of Wireless Telecom Group, Inc., a New Jersey corporation (the “Company”), of proxies in the enclosed form for the Annual Meeting of Stockholders to be held at the Hilton Parsippany, One Hilton Court, Parsippany, New Jersey 07054, on June 11, 2009, at 10:00 a.m., local time, and for any adjournment or adjournments thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders (the “Meeting”). To obtain directions to be able to attend the meeting and vote in person, contact Robert Censullo at (973) 386-9696. The persons named in the enclosed proxy form will vote the shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), for which they are appointed in accordance with the directions of the stockholders appointing them. In the absence of such directions, such shares will be voted “FOR” Proposal 1 set forth herein and, in their best judgment, will be voted on any other matters as may come before the Meeting. Any stockholder giving a proxy has the power to revoke such proxy at any time before it is voted by (i) filing written notice of such revocation with the Secretary of the Company, (ii) submission of a duly executed proxy bearing a later date or (iii) voting in person at the Meeting. Attendance at the Meeting will not in and of itself constitute a revocation of a proxy. Any written notice revoking a proxy should be sent to: Robert Censullo, Secretary, Wireless Telecom Group, Inc., 25 Eastmans Road, Parsippany, New Jersey 07054. A return envelope, which requires no postage if mailed in the United States, is enclosed herewith for your convenience.

The principal executive offices of the Company are located at 25 Eastmans Road, Parsippany, New Jersey 07054. The approximate date on which this Proxy Statement and the accompanying form of proxy will first be mailed to the Company’s stockholders is May 4, 2009.

This proxy statement, together with our annual report to shareholders and a form of proxy card, is available on the Company’s website at www.wtcom.com. Shareholders may also obtain a copy of these materials by writing to Wireless Telecom Group, Inc., Attention: Robert Censullo, Secretary.

The Company will pay the cost of soliciting proxies. To date, the Company has paid approximately $3,000 for proxy services and estimates the total cost of solicitation not to exceed $10,000. In addition to solicitation by use of the mails, proxies may be solicited from the Company’s stockholders, by the Company’s directors, officers and employees in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. Arrangements will be made with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries and for reimbursement of their reasonable expenses incurred in connection therewith.

The Company will only send one set of proxy materials to two or more stockholders who share one address, unless we have received contrary instructions from one or more of the stockholders at that address. This procedure is referred to as “Householding.” Each stockholder subject to Householding will continue to receive a separate proxy card or voting instruction card.

We will promptly deliver, upon written or oral request, a separate copy of our annual proxy materials to a stockholder at a shared address to which a single copy was previously delivered. If you received a single set of proxy materials for this year, but you would prefer to receive your own copy, you may direct requests for separate copies to Robert Censullo, Secretary, Wireless Telecom Group, Inc., 25 Eastmans Road, Parsippany, New Jersey 07054 or call us at (973) 386-9696. Likewise, if your household currently receives multiple copies of proxy materials and you would like to receive one set, please contact us at the address and telephone number provided.

OUTSTANDING SHARES AND VOTING RIGHTS

Only holders of record of shares of the Company’s Common Stock as of the close of business on April 28, 2009 (the “Record Date”) are entitled to vote at the Meeting. On the Record Date, there were 25,658,203 shares of Common Stock outstanding and entitled to be voted at the Meeting. As of the Record Date, there were 507 holders of record of the Company’s Common Stock. Each outstanding share of Common Stock as of the Record Date is entitled to one (1) vote on all matters to be acted upon at the Meeting. A complete list of stockholders of record entitled to vote at the Meeting will be available for inspection by any stockholder for any purpose germane to the Meeting for 10 days prior to the Meeting during ordinary business hours at the Company’s headquarters located at 25 Eastmans Road, Parsippany, New Jersey 07054.

Most of the Company’s stockholders hold their shares through a stock brokerage account, bank or other nominee, rather than directly in their own name. There are some distinctions between shares held as a holder of record and those beneficially owned. If your shares of Common Stock are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the holder of record, and these proxy materials have been sent directly to you. As the holder of record, you have the right to grant your voting proxy directly to the persons named on the enclosed proxy card or to vote in person at the Meeting. A proxy card is enclosed with this proxy statement for you to use. If your shares of Common Stock are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name", and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the holder of record. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the Meeting. However, since you are not the holder of record, you may not vote these shares in person at the Meeting. Your broker or nominee has enclosed a voting instruction card with this proxy statement for you to use in directing the broker or nominee how to vote your shares. Shares of Common Stock held in street name may be voted in person by you only if you obtain a signed proxy from the holder of record giving you the right to vote the shares.

The presence, in person or by properly executed proxy, at the Meeting of the holders of shares entitled to cast a majority of the votes at the Meeting is necessary to constitute a quorum in order to transact business at the Meeting. If a quorum is present, the affirmative vote of a plurality of the votes cast at the Meeting is required to elect each of the nominees named in this proxy statement as a director of the Company. A “plurality” means that the nominees who receive the highest number of votes cast “FOR” will be elected as directors. All other matters submitted to a vote of stockholders require the affirmative vote of a majority of the votes cast at the Meeting for approval.

In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. You may vote “FOR,” “AGAINST” or “ABSTAIN” for any other proposals. For purposes of determining the number of votes cast with respect to a matter, only those votes cast “FOR” or “AGAINST” a proposal are counted. “Broker non-votes,” if any are submitted by brokers or nominees in connection with the Meeting, will not be counted as votes “FOR” or “AGAINST” for purposes of determining the number of votes cast, but will be treated as present for quorum purposes. “Broker non-votes” are shares held by brokers or nominees as to which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and the broker or nominee does not have discretionary voting power under the applicable securities exchange rules. Shares as to which a stockholder or broker withholds from voting or as to which a shareholder or broker abstains will be treated as shares that are present for purposes of determining the presence of a quorum. Withhold votes, however, will not be counted “FOR” the election of any nominees, and abstentions will not be counted “FOR” or “AGAINST” a proposal. Withhold votes, abstentions and broker non-votes will have no effect on the outcome of any proposal presented at the Meeting. Proxy ballots are received and tabulated by the Company’s transfer agent and certified by the inspector of election.

PROPOSAL 1.
ELECTION OF DIRECTORS

General

The Company’s by-laws provide that the Company’s board of directors shall consist of up to nine members. The number of directors constituting the Company’s board of directors, as determined by the Company’s board of directors, is currently fixed at seven, and at present, there are seven directors serving on the Company’s board of directors. At the Meeting, the Company’s shareholders will be asked to vote for the election of seven nominees to serve on the Company’s board of directors until the next annual meeting of shareholders or until their respective successors are elected and qualified.

If a proxy is properly executed but does not contain voting instructions, it will be voted “FOR” the election of each of the nominees named below as a director of the Company. Proxies cannot be voted for a greater number of persons than seven. Management has no reason to believe that any of the nominees named below will not be a candidate or will be unable to serve as a director. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the proxies may be voted for such substitute nominees as the Company’s board of directors may designate.

Director Nominees, Current Directors and Executive Officers of the Company

Set forth below are the names, ages and descriptions of the backgrounds, as of April 28, 2009, of each of the director nominees, current directors and executive officers of the Company.

Name	Age	Position
Savio W. Tung(1)	59	Chairman of the Board
James M. (“Monty”) Johnson(1)	54	Vice Chairman and Chief Executive Officer
Hazem Ben-Gacem(1)	39	Director
Henry L. Bachman(1)(2)(3)(4)	79	Director
Paul Genova	53	President and Chief Financial Officer
Rick Mace(1)(2)(4)	54	Director
Adrian Nemcek(1)(2)(3)	62	Director
Joseph Garrity(1)(3)(4)	53	Director
Lawrence Henderson	53	Senior Vice President and Chief Marketing Officer

(1)	Director Nominee

(2)	Member of Nominating and Governance Committee

(3)	Member of Compensation Committee

(4)	Member of Audit Committee

Savio W. Tung, a director nominee, was appointed Chairman of the Board on July 1, 2005. Mr. Tung is one of the founding partners of Investcorp, where he was a Managing Director and Head of the Technology Investment Group until February 2009. Prior to forming Investcorp’s venture capital activities, Mr. Tung was the head of Investcorp’s U.S. private equity team. Before joining Investcorp in 1984, Mr. Tung was a senior banker with Chase Manhattan Bank and worked at their offices in New York, Bahrain, Abu Dhabi and London. Mr. Tung holds a BSc in Chemical Engineering from Columbia University. He is on the board of the Columbia Investment Management Company and chairs the Finance Committee of Columbia University and is a member of Columbia University Medical Center (“Health Science”) Committee. Mr. Tung is an independent non-executive director of Bank of China, Hong Kong.

James M. (“Monty”) Johnson, a director nominee, was appointed Vice Chairman of the Board and Chief Executive Officer of the Company on January 23, 2006. Prior to joining the Company,

Mr. Johnson served from August 2003 until October 2005 as President and General Manager, Network Signaling Group (formerly Network Signaling Division) of Tekelec, a manufacturer of network signaling products, switching products and services for telecommunications networks and contact centers. From January 2003 until his appointment as General Manager, he served as Vice President, Network Signaling Division Strategy and Product Management of Tekelec. From December 2001 until joining Tekelec, Mr. Johnson served as Vice President, Global Sales and Service of dynamicsoft, Inc., a communications software company. From March 1999 until November 2001, he served as Vice President, Global Account Management of Motorola, Inc. Mr. Johnson received a B.S. degree in Electrical Engineering from The Citadel and an M.S. degree in Electrical Engineering from Georgia Tech University.

Hazem Ben-Gacem, a director nominee, was appointed a director of the Company on July 1, 2005. Mr. Ben-Gacem is a Managing Director at Investcorp and a founding partner of its technology private equity activities since its inception in 2001. Between 1994 and 2001, Mr. Ben-Gacem was a member of Investcorp’s European leveraged buyout team, where he was responsible for the origination and execution of new leveraged buyout investments in Europe, including the buyouts of Leica Geosystems, Breguet and Ebel in Switzerland and Helly Hansen in Norway. Mr. Ben-Gacem currently sits on, or has sat on, the boards of directors of Acta Technologies and KGB (previously Info NXX) in the U.S., Spectel, Conduit and Objectstar in Ireland, Utimaco Safeware AG (Frankfurt Stock Exchange) and Mania Technologies AG (Frankfurt Stock Exchange) in Germany and Moneybookers Limited, TDX Group and Sophos plc in the UK. Prior to joining Investcorp, Mr. Ben-Gacem was a member of Credit Suisse First Boston’s Mergers & Acquisitions team in New York. Mr. Ben-Gacem is a graduate of Harvard University where he received a B.A. in Economics with honors, and currently serves of the Dean’s Council for the Harvard Kennedy School of Government.

Henry L. Bachman, a director nominee, became a director of the Company in January 1999 and has a career of over 50 years in the electronics industry. From 1951 to 1996, Mr. Bachman served as Vice President of Hazeltine, a subsidiary of Marconi Aerospace Systems Inc., Advanced Systems Division, on a full-time basis and currently provides consulting services to them on a part-time basis. Mr. Bachman was President of The Institute of Electrical and Electronics Engineers (IEEE). Mr. Bachman has a Bachelor’s degree and Master of Science degree from Polytechnic University and completed the Advanced Management Program at Harvard Sloan School of Management.

Paul Genova has served as the Company’s Chief Financial Officer since September 2003 and since March 2004 has served as the Company’s President. From March 2004 until July 2005, Mr. Genova served as a director of the Company and from September 2005 to January 2006, Mr. Genova served as interim Chief Executive Officer of the Company. From 1994 to February 2002, Mr. Genova served as Chief Financial Officer of Wilson Logistics, Inc., a supply chain management and industrial services provider, which is a wholly owned subsidiary of Wilson Logistics Holdings, AB Sweden. From 1985 to 1994, Mr. Genova worked with Deloitte & Touche as a Senior Audit Manager, working with various global manufacturing companies. Mr. Genova earned his New York CPA certificate in 1983 and has a Bachelor of Science degree in Accounting from Manhattan College.

Rick Mace, a director nominee, is an experienced CEO and COO within the telecommunications and networking markets, with extensive experience with hardware/software and service business models. He is currently the President and CEO of Packet Exchange Ltd., a London based network provider. From April 2005 to October 2007, Mr. Mace has served as COO of Tekelec, Inc., which produces network signaling systems within telecommunications networks. He joined Tekelec as President and General Manager in October 2004 as part of the acquisition by Tekelec of Steleus Group, Inc., a communications software company for which he was CEO and Chairman of the Board from May 2000 until the aforementioned acquisition in October 2004. Prior to Steleus, Mr. Mace was President and CEO of PakNetX, Inc., which was acquired by Aspect Communications. Prior to PakNetX, Mr. Mace was CEO of Network Programs,Inc., which was acquired by DSET Corporation. Mr. Mace also served as Worldwide Vice President Marketing and Sales of Digital Equipment Corporations Service Division, and COO of Bell Atlantic Network Integration, Inc.

Adrian Nemcek, a director nominee, was President of the Motorola Networks business from January 2005 until his retirement in March 2006, and has 36 years of experience in the wireless industry. Mr. Nemcek expanded the scope of the Motorola Networks business to provide cellular radio access, IP networks, telco wireline access, WiMAX wireless access platforms, embedded communications and computer platforms, as well as providing customers with a services and applications management business focused in these areas. Prior to heading the Networks business, from August 2002 to December 2004, he served as Executive Vice President and led global sales and strategy functions for the Motorola Cellular Networks business following five years in Europe leading the GSM Systems business. Mr. Nemcek’s experience spans both the cellular and Private Mobile Radio (PMR) markets. He has successfully led product development for several generations of handheld and infrastructure communications products. Adrian’s leadership spanned new technology development, supply chain, marketing and worldwide business line management. He currently serves on the HP Communications, Multi-Media and Entertainment Board of Advisors, the Illinois Institute of Technology (IIT) Board of Trustees, and the Auburn University Wireless Board of Advisors.

Joseph Garrity, a director nominee, was Chief Financial Officer of 4 Kids Entertainment, a New York Stock Exchange publicly traded company, from 1991 to December 2005. In January 2006, Mr. Garrity became chairman of the board of trustees of a private college, and in January 2007 became partner in a capital investment fund. Mr. Garrity has 24 years experience in executive financial management and is a CPA. In 1994, he became an Executive Vice President and has served as a Director of the company. For more than six years prior to such time, Mr. Garrity was a Senior Audit Manager for Deloitte & Touche LLP.

Lawrence Henderson has served as the Company’s Senior Vice President and Chief Marketing Officer since February 2007. Prior to joining the Company, Mr. Henderson was General Manager and Vice President of Kodak Health Group, responsible for its medical imaging business for North America. Prior to this, Mr. Henderson was Vice President of Kodak’s New Business Ventures and, before joining Kodak, was Vice President and General Manager of Motorola’s System Integration and Service Group. Mr. Henderson’s leadership experience includes senior positions within both private and public technology organizations focusing on business growth, solution selling, and technology development. Mr. Henderson received a B.S. degree in Physics and Mathematics from Westminster College and an M.S. degree in Electrical Engineering from the Illinois Institute of Technology.

There are no family relationships among any of the director nominees, current directors or executive officers of the Company.

Independence of Directors

The Company’s board of directors has determined that all of the Company’s directors, except Mr. Tung, Mr. Ben-Gacem and Mr. Johnson, are currently “independent” in accordance with the applicable listing standards of the New York Stock Exchange as currently in effect. Due to Messrs. Tung’s and Ben-Gacem’s affiliation with Investcorp, which owns approximately 25.2% of the Company’s Common Stock and has a significant business relationship with the Company, neither Mr. Tung nor Mr. Ben-Gacem are independent. Under applicable New York Stock Exchange Rules, Mr. Johnson is not considered independent because he presently serves as the Company’s Chief Executive Officer.

Meetings of the Board of Directors

During the year ended December 31, 2008, the Company’s board of directors held four meetings. The board of directors has an Audit Committee, a Compensation Committee and a Nominations and Governance Committee. During the year ended December 31, 2008, the Audit Committee held four meetings, the Compensation Committee held three meetings and the Nominations and Governance Committee held one meeting. During the year ended December 31, 2008, no director attended fewer than 75% of the aggregate of the total number of meetings of the Company’s board of directors (held during the period for which he was a director) and the total number of meetings held by all committees of the Company’s board of directors on which he served (held during the period that he served).

Directors who are not employees of the Company are compensated for their services according to a standard arrangement. Such directors are paid a quarterly retainer based upon their level of involvement with related committees. Mr. Ben-Gacem’s compensation is limited to cash reimbursement of actual and necessary travel expenses as applicable for travel to physically attend the appropriate meetings.

Corporate Governance and Board Committees

The Company’s board of directors has adopted a Code of Business Conduct and Ethics (the “Code”) that outlines the principles of legal and ethical business conduct under which the Company does business. The Code, which is applicable to all directors, employees and officers of the Company, is available at the Company’s website at www.wtcom.com. Any substantive amendment or waiver of the Code may be made only by the Company’s board of directors or a committee of the board of directors, and will be promptly disclosed to the Company’s shareholders on its website. In addition, disclosure of any waiver of the Code will also be made by the filing of a Current Report on Form 8-K with the SEC.

The Company’s board of directors has also adopted a written charter for both the Audit Committee and Nominations and Governance Committees. Each charter is available on the Company’s website at www.wtcom.com.

The Audit Committee serves at the pleasure of the Company’s board of directors, and is authorized to review proposals of the Company’s auditors regarding annual audits, recommend the engagement or discharge of the auditors, review recommendations of such auditors concerning accounting principles and the adequacy of internal controls and accounting procedures and practices, to review the scope of the annual audit, to approve or disapprove each professional service or type of service other than standard auditing services to be provided by the auditors, and to review and discuss the audited financial statements with the auditors.

Before an independent public accounting firm is engaged by the Company to render audit or non-audit services, the engagement is approved by the Audit Committee. Our Audit Committee has the sole authority to approve the scope of the audit and any audit-related services as well as all audit fees and terms. Our Audit committee must pre-approve any audit and non-audit related services by our independent registered public accounting firm. During our fiscal year ended December 31, 2008, no services were provided to us by our independent registered public accounting firm other than in accordance with the pre-approval procedures described herein.

During the year ended December 31, 2008, the members of the Audit Committee were Messrs. Joseph Garrity, Henry L. Bachman and Rick Mace. Such directors are paid an annual retainer of $4,000 and $1,000 when serving in the capacity of Audit Committee chairperson and Audit Committee member, respectively. Mr. Ben-Gacem has also attended the Company’s audit committee meetings as an invited guest of the Audit Committee. Mr. Ben-Gacem receives reimbursement for travel expenses relating to committee activities in lieu of his fees.

The Company’s board of directors has determined that each member of the Audit Committee currently meets the independence criteria set forth in the applicable rules of the New York Stock Exchange and the SEC for audit committee membership. The board of directors has also determined that all members of the Audit Committee possess the level of financial literacy required by applicable New York Stock Exchange and SEC rules. The Company’s board of directors has determined that Joseph Garrity is qualified as an “audit committee financial expert” as defined by the SEC. For additional information about the Audit Committee, see “Report of the Audit Committee” below.

The Compensation Committee serves at the pleasure of the Company’s board of directors, and is authorized to establish salaries, incentives and other forms of compensation for officers, directors and certain key employees and consultants, administer the Company’s various incentive compensation and benefit plans and recommend policies relating to such plans. The members of the

Compensation Committee during the year ended December 31, 2008 were Messrs. Bachman, Garrity, and Adrian Nemcek. Mr Ben-Gacem has also attended the Company’s compensation committee meetings as an invited guest of the Compensation Committee. Each of Messrs. Bachman, Garrity, and Nemcek is currently independent for purposes of the applicable New York Stock Exchange rules.

The Nominations and Governance Committee serves at the pleasure of the Company’s board of directors. The Nominations and Governance Committee oversees the process for performance evaluations of each of the committees of the board of directors and is responsible for overseeing matters of corporate governance, including the evaluation of the performance and practices of the Company’s board of directors. It is also within the charter of the Nominations and Governance Committee to review the Company’s management succession plans and executive resources. In addition, the Nominations and Governance Committee reviews possible candidates for the Company’s board of directors and recommends the nominees for directors to the board for approval. The members of the Nominations and Governance Committee during the year ended December 31, 2008 were Messrs. Mace, Bachman and Nemcek. Mr. Ben-Gacem is welcomed to attend the Company’s nominations and governance committee meetings as an invited guest of the Nominations and Governance Committee. Each of Messrs. Mace, Bachman and Nemcek is currently independent for purposes of the applicable New York Stock Exchange rules.

Director Nominations

The Nominations and Governance Committee is responsible for, among other things, the selection, or the recommendation to the Company’s board of directors for selection, of nominees for election as directors. The Company’s board of directors determines whether the Nominations and Governance Committee shall make director nominations as a committee or make recommendations to the board of directors with respect to director nominations. The Nominations and Governance Committee does not currently have a policy whereby it will consider recommendations from shareholders for its director nominees. The Nominations and Governance Committee feels that it is not appropriate for the Company to have such a policy at this time.

When considering the nomination of directors for election at an annual meeting of shareholders or, if applicable, a special meeting of shareholders, the Nominations and Governance Committee reviews the needs of the Company’s board of directors for various skills, background and experience. When reviewing potential nominees, the Nominations and Governance Committee considers the perceived needs of the Company’s board of directors, the candidate’s relevant background, experience, skills and potential contributions to the Company’s board of directors.

There are no specific minimum criteria for director nominees. However, the Nominations and Governance Committee’s goal is to assemble a board of directors comprised of directors possessing the highest personal and professional ethics, integrity and values and who will be committed to representing the long-term interests of the Company’s shareholders. Director candidates must have sufficient time available in the judgment of the Nominations and Governance Committee to perform all board of directors and committee responsibilities that will be expected of them. Members of the Company’s board of directors are expected to rigorously prepare for, attend and participate in all meetings of the board of directors and applicable committees. The Nominations and Governance Committee will consider candidates for directors proposed by directors or management, and will evaluate any such candidates against the criteria set forth above.

If the Nominations and Governance Committee believes that the Company’s board of directors requires additional candidates for nomination, the Nominations and Governance Committee may engage, as appropriate, a third party search firm to assist in identifying qualified candidates. All incumbent directors and nominees will be required to submit a completed directors’ and officers’ questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominations and Governance Committee.

Under the terms of a shareholders’ agreement, dated July 1, 2005, for so long as Investcorp’s beneficial ownership of Common Stock continuously equals or exceeds 12.5% of the issued and outstanding shares of Common Stock, at each annual or special meeting of the Company’s stockholders at which directors are to be elected, Investcorp will be entitled to designate to the Nominations and Governance Committee two candidates for nomination for election to the Company’s board of directors. For so long as Investcorp’s beneficial ownership of Common Stock is less than 12.5% but continuously equals or exceeds 5% of the issued and outstanding shares of Common Stock, at each annual or special meeting of the Company’s stockholders at which directors are to be elected, Investcorp will be entitled to designate to the Nominations and Governance Committee one candidate for nomination for election to the Company’s board of directors. If at any time Investcorp’s beneficial ownership of Common stock falls below 12.5% or 5% (as applicable) of the issued and outstanding shares of Common Stock and Investcorp does not increase its beneficial ownership above such thresholds (as applicable) prior to the end of a 20-day grace period, Investcorp’s nomination rights corresponding to such beneficial ownership threshold will expire at the end of the 20-day grace period.

Communications by Shareholders with Directors

The Company encourages shareholder communications to the Company’s board of directors and/or individual directors. Shareholders who wish to communicate with the Company’s board of directors or an individual director should send their communications to the care of Paul Genova, President & Chief Financial Officer, Wireless Telecom Group, Inc., at 25 Eastmans Road, Parsippany, New Jersey 07054; Fax: (973) 386-9191. Communications regarding financial or accounting policies should be sent to the attention of the Chairman of the Audit Committee. All other communications should be sent to the attention of the Chairman of the Nominations and Governance Committee. Mr. Paul Genova will maintain a log of such communications and will transmit as soon as practicable such communications to either the Chairman of the Audit Committee or the Chairman of the Nominations and Governance Committee, as applicable, or to the identified individual director(s), although communications that are abusive, in bad taste or that present safety or security concerns may be handled differently, as determined by Mr.Genova.

Director Attendance at Annual Meetings

The Company will make every effort to schedule its annual meeting of shareholders at a time and date to accommodate attendance by directors taking into account the directors’ schedules. All directors are encouraged to attend the Company’s annual meeting of shareholders. Seven directors attended the Company’s 2008 annual meeting of shareholders. All seven directors and nominees are expected to attend the 2009 meeting.

Vote Required and Recommendation of the Company’s Board of Directors

The terms of each of the Company’s incumbent directors will expire on the date of the upcoming annual meeting. Accordingly, seven persons are to be elected to serve as members of the Company’s board of directors at the annual meeting. Management’s nominees for election by the Company’s shareholders to those seven positions are Savio W. Tung, James M. Johnson, Hazem Ben-Gacem, Henry L. Bachman, Rick Mace, Adrian Nemcek and Joseph Garrity. Please see “Director Nominees, Current Directors and Executive Officers of the Company” above for information concerning each of the nominees.

If a quorum is present at the annual meeting, the seven nominees for directors receiving the highest number of votes cast “FOR” will be elected as directors of the Company, each to serve until the next annual meeting of the Company’s shareholders or until their respective successors are elected and qualified. Withhold votes and broker non-votes will have no effect on the outcome of the election of directors.

The Company’s board of directors unanimously recommends that you vote “FOR” the election of each of the nominees named above to the Company’s board of directors.

Relationship with Independent Public Accountants

PKF, Certified Public Accountants, A Professional Corporation, has been the Company’s independent auditors since October 19, 2006, and the board of directors desires to continue to engage the services of this firm for the fiscal year ending December 31, 2009. Accordingly, the board of directors, upon the recommendation of the Audit Committee, has reappointed PKF to audit the financial statements of the Company and its subsidiaries for the fiscal year 2009 and to report on these financial statements.

Representatives of PKF are expected to be present at the annual meeting and will have the opportunity to make statements if they so desire and to respond to appropriate questions from the Company’s stockholders.

Prior to October 2006, Lazar, Levine and Felix LLP (“LLF”) served as the Company’s independent registered public accounting firm. On October 19, 2006, the Company’s board of directors, at the recommendation of the Audit Committee, unanimously agreed to terminate LLF as the Company’s independent registered public accounting firm.

LLF had been the independent registered public accounting firm of the Company since October 1991. The reports made by LLF relating to the Company’s financial statements for the year ended December 31, 2005 did not contain an adverse opinion or a disclaimer of opinion, nor was such report qualified or modified as to uncertainty, audit scope or accounting principle. Further, from the inception of the engagement through the October 19, 2006 termination of the engagement, (i) the Company had no disagreements with LLF on any matter of accounting principles or practices, financial statement disclosure, or audit scope or procedure, which, if not resolved to LLF’s satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their reports on our financial statements for such years and (ii) there were no reportable events pursuant to Item 304 (a)(1)(v) of Regulation S-K.

During the period that LLF had acted as the Company’s independent registered public accounting firm, the Company did not consult with PKF on either application of accounting principles or type of audit opinion or any of the other matters specified in Item 304(a)(2)(i) and (ii) of Regulation S-K. The Company had previously requested and received from LLF a letter, dated October 25, 2006, addressed to the Securities and Exchange Commission, or the SEC, stating whether or not LLF agrees with the above statements. A copy of the LLF letter was attached as exhibit 16.1 to the current report on 8-K filed by the Company with the SEC on October 25, 2006.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of independent directors, as defined in the listing standards of the New York Stock Exchange, and operates under a written charter adopted by the board of directors. The current members of the Company’s Audit Committee are Joseph Garrity, Henry L. Bachman and Rick Mace.

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2008. The information contained in this report shall not be deemed to be soliciting material or to be filed with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

In connection with the preparation and filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008:

(1)	The Audit Committee reviewed and discussed the audited financial statements with management;

(2)

The Audit Committee discussed with PKF, the Company’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, (as may be modified or supplemented);

(3)

The Audit Committee reviewed the written disclosures and the letter from PKF required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence.

Based on the review and discussion referred to above, the Audit Committee recommended to the Company’s board of directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, to be filed with the SEC.

Fees Paid to Principal Accountants

Audit Fees

The aggregate fees billed for professional services and paid for the annual audit and for the review of the Company’s financial statements included in the Company’s Annual Report on Form 10-K for each of the years ended December 31, 2008 and 2007 and the Company’s Quarterly Reports Form 10-Q for each of the quarters for the years ended December 31, 2008 and 2007 were approximately $199,500 and $223,000, respectively.

Audit-Related Fees

The Company did not engage PKF to provide assurance services during the years ended December 31, 2008 or 2007. Therefore, there were no fees billed for services of that type.

Tax Fees

The aggregate tax fees billed for all respective services for the years ended December 31, 2008 and 2007, were approximately $51,000 and $50,000, respectively.

All Other Fees

The aggregate fees billed for all other non-audit services, including fees for Sarbanes-Oxley implementation review, rendered by the principle accountants for the years ended December 2008 and 2007, were approximately $8,500 and $13,000, respectively.

The Audit Committee approved all of the non-audit services described above. Additionally, the Audit Committee has reviewed the non-audit services provided by the principal accountants and determined that the provision of these services during fiscal years 2008 and 2007 are compatible with maintaining the principal accountants’ independence.

April 30, 2009	AUDIT COMMITTEE

Joseph Garrity Henry L. Bachman Rick Mace

Compensation Discussion and Analysis

Overview

The goal of our named executive officer compensation program is the same as our goal for operating the Company—to create long-term value for our shareholders. Toward this goal, we have designed and implemented our compensation programs for our named executives to reward them for sustained financial and operating performance and leadership excellence, to align their interests with those of our shareholders and to encourage them to remain with the Company for long and productive careers. Most of our compensation elements simultaneously fulfill one or more of our performance, alignment and retention objectives. These elements consist of salary, commission and annual bonus, equity incentive compensation, retirement and other benefits. In deciding on the type and amount of compensation for each executive, we focus on both current pay and the opportunity for future compensation. We combine the compensation elements for each executive in a manner we believe optimizes the executive’s contribution to the Company.

Compensation Objectives

Performance. Our three executives who are identified in the Summary Compensation Table below (whom we refer to as our named executives) have a combined total of 10 years with our Company, during which they have held different positions and been in some cases promoted to increasing levels of responsibility. The amount of compensation for each named executive reflects his superior management experience, continued high performance and exceptional career of service to the company over a long period of time. Key elements of compensation that depend upon the named executive’s performance include:

•	a discretionary cash bonus that is based on an assessment of his performance against pre-determined quantitative and qualitative measures within the context of the company’s overall performance; and

•	variable compensation in the form of cash payment relative to pre-determined budgeted sales targets; and

•	equity incentive compensation in the form of stock options, subject to vesting schedules that require continued service with the Company.

Base salary, commission and bonus are designed to reward annual achievements and be commensurate with the executive’s scope of responsibilities, demonstrated leadership abilities, and management experience and effectiveness. Our other elements of compensation focus on motivating and challenging the executive to achieve superior, longer-term, sustained results.

Alignment. We seek to align the interests of the named executives with those of our investors by evaluating executive performance on the basis of key financial measurements which we believe closely correlate to long-term shareholder value, including revenue, operating profit, earnings per share, operating margins, return on total equity or total capital, cash flow from operating activities and total shareholder return. Equity incentive compensation awards align the interests of the named executives with shareholders because the total value of those awards corresponds to stock price appreciation.

Retention. Our senior executives have been presented with other professional opportunities, including ones at potentially higher compensation levels. We attempt to retain our executives by using continued service as a determinant of total pay opportunity, with the extended vesting terms of stock option awards.

Implementing Our Objectives

Determining Compensation. We rely upon our judgment in making compensation decisions, after reviewing the performance of the Company and carefully evaluating an executive’s performance during the year against established goals, leadership qualities, operational performance, business responsibilities, career with the Company, current compensation arrangements and long-

term potential to enhance shareholder value. Specific factors affecting compensation decisions for the named executives include:

•

key financial measurements such as revenue, operating profit, earnings per share, operating margins, return on total equity or total capital, cash flow from operating activities and total shareholder return;

•	strategic objectives such as acquisitions, dispositions or joint ventures, technological innovation and globalization;

•	promoting commercial excellence by launching new or continuously improving products or services, being a leading market player and attracting and retaining customers;

•	achieving specific operational goals for the Company, including improved productivity, simplification and risk management;

•	achieving excellence in their organizational structure and among their employees; and

•	supporting our values by promoting a culture of unyielding integrity through compliance with law and our ethics policies, as well as commitment to community leadership and diversity.

We generally do not adhere to rigid formulas or necessarily react to short-term changes in business performance in determining the amount and mix of compensation elements. We consider competitive market compensation paid by other companies, but we do not attempt to maintain a certain target percentile within a peer group or otherwise rely on those data to determine executive compensation. We incorporate flexibility into our compensation programs and in the assessment process to respond to and adjust for the evolving business environment.

We strive to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our objectives. Any apportionment goal is not applied rigidly and does not control our compensation decisions; we use it as another tool to assess an executive’s total pay opportunities and whether we have provided the appropriate incentives to accomplish our compensation objectives. Our mix of compensation elements is designed to reward recent results and motivate long-term performance through a combination of cash and equity incentive awards. We also seek to balance compensation elements that are based on financial, operational and strategic metrics with others that are based on the performance of our shares. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our named executives to deliver superior performance and retain them to continue their careers with us on a cost-effective basis.

No Employment and Severance Agreements. With the exception of the Employment Agreements and Severance Agreements described in this report, our named executives do not have any additional employment, severance or change-of-control agreements. Our named executives serve at the will of the Board, which enables the Company to terminate their employment with discretion as to the terms of any severance arrangement. This is consistent with the Company’s performance-based employment and compensation philosophy. In addition, our policies on employment, severance and retirement arrangements help retain our executives by subjecting to forfeiture significant elements of compensation that they have accrued over their careers at our company if they leave the company prior to retirement.

Role of Compensation Committee and CEO. The Compensation Committee of our Board has primary responsibility for assisting the Board in developing and evaluating potential candidates for executive positions, including the CEO, and for overseeing the development of executive succession plans. As part of this responsibility, the Compensation Committee oversees the design, development and implementation of the compensation program for the CEO and the other named executives. The Compensation Committee evaluates the performance of the CEO and determines CEO compensation in light of the goals and objectives of the compensation program. The CEO and the Compensation Committee together assess the performance of the other named executives and determine their compensation, based on initial recommendations from the CEO.

Our CEO assists the Compensation Committee in reaching compensation decisions with respect to the named executives other than the CEO. The other named executives do not play a role in their own compensation determination, other than discussing individual performance objectives with the CEO.

Role of Compensation Consultants. We have not used the services of any other compensation consultant in matters affecting senior executive or director compensation. In the future, either the Company or the Compensation Committee may engage or seek the advice of other compensation consultants.

Equity Grant Practices. The exercise price of each stock option awarded to our senior executives under our long-term incentive plan is the closing price of our stock on the date of grant. Scheduling decisions are made without regard to anticipated earnings or other major announcements by the Company. We prohibit the repricing of stock options.

Tax Deductibility of Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the Company’s CEO or any of the Company’s four other most highly compensated executive officers who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by shareholders). For 2008, the payments of annual bonuses were designed to satisfy the requirements for deductible compensation.

Potential Impact on Compensation from Executive Misconduct. If the Board determines that an executive officer has engaged in fraudulent or intentional misconduct, the Board would take action to remedy the misconduct, prevent its recurrence, and impose such discipline on the wrongdoers as would be appropriate. Discipline would vary depending on the facts and circumstances, and may include, without limit, (1) termination of employment, (2) initiating an action for breach of fiduciary duty, and (3) if the misconduct resulted in a significant restatement of the Company’s financial results, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

Measures Used to Achieve Compensation Objectives

Annual cash compensation

Base salary. Base salaries for our named executives depend on the scope of their responsibilities, their performance, and the period over which they have performed those responsibilities. Decisions regarding salary increases take into account the executive’s current salary and the amounts paid to the executive’s peers within and outside the Company. Base salaries are reviewed approximately every 12 months, but are not automatically increased if the Compensation Committee believes that other elements of compensation are more appropriate in light of our stated objectives. This strategy is consistent with the Company’s primary intent of offering compensation that is contingent on the achievement of performance objectives.

Commission. Each fiscal year the Company establishes a sales plan including sales objectives, or quotas, for all salespeople. Relative to this plan, commissions are paid as a function of revenue results compared to the previously established sales objectives. Commissions are calculated and paid on a monthly basis. Lawrence Henderson, the Company’s Senior Vice President and Chief Marketing Officer was eligible to participate in this compensation plan in 2008.

Bonus. Each quarter the CEO reviews with the Compensation Committee the Company’s estimated full-year financial results against the financial, strategic and operational goals established for the year, and the Company’s financial performance in prior periods. Based on that review, the Compensation Committee determines on a preliminary basis, and as compared to the prior year, an estimated appropriation to provide for the payment of cash bonuses to employees. After reviewing the final full year results the following quarter, the Compensation Committee and the Board approve total bonuses to be awarded from the maximum fund available. If applicable, bonuses are paid in the months of March and April following our December 31 fiscal year end.

The Compensation Committee, with input from the CEO with respect to the other named executives, uses discretion in determining for each individual executive the current year’s bonus and the percent change from the prior year’s bonus. They evaluate the overall performance of the Company, the performance of the function that the named executive leads and an assessment of each executive’s performance against expectations, which were established at the beginning of the year. We believe that the annual bonus rewards the high-performing executives who drive our results and motivates them to sustain this performance over a long career.

The salaries paid and the annual bonuses awarded to the named executives in 2008 are discussed below and shown in the Summary Compensation Table below.

Equity awards

The Company’s equity incentive compensation program is designed to recognize scope of responsibilities, reward demonstrated performance and leadership, motivate future superior performance, align the interests of the executive with our shareholders’ and retain the executives through the term of the awards. We consider the grant size and the appropriate combination of stock options when making award decisions. The amount of equity incentive compensation granted in 2008 was based upon the strategic, operational and financial performance of the company overall and reflects the executives’ expected contributions to the Company’s future success. Existing ownership levels are not a factor in award determination, as we do not want to discourage executives from holding significant amounts of our stock.

We have expensed stock option grants under Statement of Financial Accounting Standards 123, Share-Based Payment (SFAS 123) since 2006, and adopted SFAS 123, as revised, in 2004 (SFAS 123R) beginning in 2006. When determining the appropriate amount of stock options, our goal is to weigh the cost of these grants with their potential benefits as a compensation tool. Stock options only have value to the extent the price of our stock on the date of exercise exceeds the exercise price on grant date, and thus are an effective compensation element only if the stock price grows over the term of the award. In this sense, stock options are a motivational tool.

All three of the named executives received grants of stock option awards in 2008. The stock options granted are performance-based and become exercisable only if performance targets are achieved, and have a maximum ten-year term (see outstanding equity table filed herein). We believe that this performance vesting schedule aids the Company in motivating and retaining executives, and provides shareholder value. Under the terms of the Company’s long-term incentive plan, unvested stock options are forfeited if the executive voluntarily leaves the Company.

Other Compensation

Includes the total estimated value of the premium paid on group term life insurance and accidental death and dismemberment insurance, the matching contribution of the Wireless Telecom Group, Inc. 401(k) Profit Sharing Plan and the total estimated use of Company automobiles.

Compensation for the Named Executives in 2008

CEO compensation. In determining Mr. Johnson’s compensation for 2008, the Compensation Committee considered his performance against his financial, strategic and operational goals for the year. In the fiscal year ended December 31, 2008, Mr. Johnson received $230,000 in salary, $50,000 in bonuses and $14,550 in other compensation for his service as an executive officer of the Company. Mr. Johnson’s compensation for the 2008 fiscal year was based on qualitative managerial efforts and business ingenuity.

CFO compensation. In determining Mr. Genova’s compensation for 2008, the Compensation Committee considered his performance against his financial, strategic and operational goals for the year. In the fiscal year ended December 31, 2008, Mr. Genova received $210,000 in salary, $50,000 in bonuses and $12,300 in other compensation for his service as an executive officer of the Company. Mr. Genova’s compensation for the 2008 fiscal year was based on qualitative managerial efforts and business ingenuity.

CMO compensation. In determining Mr. Henderson’s compensation for 2008, the Compensation Committee considered his performance against his financial, strategic and operational goals for the year. In the fiscal year ended December 31, 2008, Mr. Henderson received $170,000 in salary, $90,400 in commission and $20,600 in other compensation for his service as an executive officer of the Company. Mr. Henderson’s compensation for the 2008 fiscal year was based on qualitative managerial efforts and business ingenuity.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with our management the Compensation Discussion and Analysis included in this Proxy. Based on that review and discussion, the Nominating, Governance and Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy.

April 30, 2009	COMPENSATION COMMITTEE

Henry Bachman Joseph Garrity Adrian Nemcek

Summary Compensation Table for 2008, 2007 and 2006

The table below summarizes the total compensation paid or earned by our Chief Executive Officer, our Chief Financial Officer and our Chief Marketing Officer. There were no other executive officers serving during 2008, 2007 or 2006 whose compensation would otherwise be required to be disclosed.

Name and Principal Position	Year	Salary ($)	Commission ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(1)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
James M. (“Monty”) Johnson	2008	230,000		50,000		82,100			14,550	376,650
Vice Chairman and	2007	210,000		99,000		191,000			3,500	503,500
Chief Executive Officer	2006	200,000		135,000		191,000	—	—	2,400	528,400
Paul Genova	2008	210,000		50,000		48,000			12,300	320,300
President and Chief	2007	190,000		70,000		48,000			12,000	320,000
Financial Officer	2006	180,000		64,000		34,000			17,000	295,000
Lawrence Henderson	2008	170,000	90,400			72,500			20,600	353,500
Vice President and Chief	2007	143,000	81,000	28,000		66,000	—	—	11,000	329,000
Marketing Officer	2006	—		—		—	—	—	—	—

(1)

The amounts in this column reflect the dollar amount recognized as expense with respect to stock options for financial statement reporting purposes during the twelve months ended December 31, 2008, 2007 and 2006 in accordance with SFAS No. 123(R) and thus include amounts from awards granted prior to 2006. Assumptions used in the calculation of this amount are included in Note 1 to the audited financial statements included in our annual report.

(2)

The amount shown in this column reflects for each named executive officer the total estimated value of the use of an automobile, the premium paid on group term life insurance and accidental death and dismemberment insurance, and the matching contribution of the Wireless Telecom Group, Inc. 401(k) Profit Sharing Plan.

Outstanding Equity Awards at Fiscal Year-End 2008

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Option Awards
			Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
James M. (“Monty”) Johnson			540,000	(a)	$1.42	4/11/2018
	250,000(b	)			$2.70	1/23/2016
	250,000(c	)			$2.70	1/23/2016
Paul Genova			220,000	(d)	$1.42	4/11/2018
	120,000(e	)			$2.72	4/18/2016
	50,000(f	)			$2.99	5/21/2014
	30,000(g	)			$2.75	10/22/2014
	50,000(h	)			$2.37	10/10/2013
Lawrence Henderson			120,000	(i)	$1.42	4/11/2018
	125,000(j	)	125,000		$2.40	2/7/2017

(a)	540,000 common share options granted on 4/11/2008; which vest when certain performance targets are achieved.

(b)	250,000 common share options granted on 1/23/2006; fully vested.

(c)	250,000 common share options granted on 1/23/2006; fully vested.

(d)	220,000 common share options granted on 4/11/2008; which vest when certain performance targets are achieved.

(e)	120,000 common share options granted on 4/18/2006; fully vested.

(f)	50,000 common share options granted on 5/21/2004; fully vested.

(g)	30,000 common share options granted on 10/22/2004; fully vested.

(h)	50,000 common share options granted on 10/10/2003; fully vested.

(i)	120,000 common share options granted on 4/11/2008; which vest when certain performance targets are achieved.

(j)	250,000 common share options granted on 2/7/2007; which vest over a four-year period.

Option Exercises for 2008

None of the named executive officers exercised stock options during 2008.

Potential Payments upon Termination or Change in Control

Upon the termination of a named executive officer, such person may be entitled to payments or the provision of other benefits, depending on the event triggering the termination. The compensation committee believes that the triggering events for Messrs. Johnson, Genova and Henderson, set forth in their employment and severance agreements, respectively, are in line with current compensation trends. The events that would trigger a named executive officer’s entitlement to payments or other benefits upon termination, and the value of the estimated payments and benefits are described in the following table, assuming a termination date and, where applicable, a change in control date of December 31, 2008, and a stock price of $0.34 per share, which was the closing price of one share of our common stock on December 31, 2008 (the last trading day of fiscal year 2008):

	James M. (“Monty”) Johnson	Paul Genova	Lawrence Henderson
Involuntary Termination without Cause, or Voluntary Termination for Good Reason, or upon a Change-in-Control
Severance/Salary Continuation	$172,500	$157,500
All Benefits Payments	$10,000	$10,000	—
Total:	$182,500	$167,500	—
Following Change-in-Control only
Severance	$172,500	$157,500	$127,500
All Benefits Payments	$10,000	$10,000	—
Total:	$182,500	$167,500	$127,500

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

Except as set forth below, the Company currently does not have any employment contracts or other similar agreements or arrangements with any of its executive officers.

Johnson Employment Agreement The Company and Monty Johnson, the Company’s Vice Chairman and Chief Executive Officer, executed an employment agreement on January 23, 2006 (the “Johnson Employment Agreement”). Under the terms of the Johnson Employment Agreement, Mr. Johnson will receive an annual base salary, which increased to $230,000 in 2008 from the initially agreed upon amount of $200,000 as approved by the Company’s Compensation Committee, and will be entitled to receive an annual bonus, in the Company’s sole discretion, currently in the amount of up to $250,000, which is determined based on achieving a certain minimum revenue and profit compounded annual growth rate. Mr. Johnson received qualified stock options to purchase up to 500,000 shares of the Company’s Common Stock, which vested 50% in 2008 and will vest 50% in 2009, subject to accelerated vesting upon a change-in-control of the Company at an exercise price of $2.68 per share, the opening price of the Company’s Common Stock as reported by the American Stock Exchange on January 23, 2006. Mr. Johnson will also be entitled to reimbursement of his relocation expenses, currently up to $30,000, as and when actually accrued upon presentation of detailed receipts therefor.

If Mr. Johnson’s employment is terminated by the Company for cause, or if Mr. Johnson terminates his employment without cause, he shall be entitled to no further compensation, benefits or obligations from the Company and he shall relinquish immediately his seat on the Company’s board of directors. Additionally, if the Company terminates Mr. Johnson’s employment without cause at any time, Mr. Johnson shall forfeit all rights to any unvested stock options and will immediately relinquish his seat on the Company’s board of directors.

Johnson Severance Agreement The Company and James M. Johnson, the Company’s Vice Chairman of the Board and Chief Executive Officer, executed the Johnson Severance Agreement on April 11, 2008. The Johnson Severance Agreement provides that if Mr. Johnson’s employment is terminated by the Company “without cause” or if Mr. Johnson terminates his employment for “good reason,” then Mr. Johnson will be entitled to receive (1) at the sole discretion of the Company, either a lump-sum cash payment equal to 75% of his annual base compensation then in effect, payable within 30 days after termination, or continuation of his base compensation then in effect for a period of nine months after termination, and (2) the continuation of all benefits, to the extent permissible under the applicable benefits programs, in which he currently participates for a period of nine months following his termination. If Mr. Johnson obtains subsequent employment during such nine-month period and if he receives benefits through such subsequent employment, the Company may terminate his continuing benefits. Under the terms of the Johnson Severance Agreement, “cause” means the occurrence of any one or more of the following: (i) fraud, embezzlement and /or misappropriation of the Company’s (or any successor’s) funds; (ii) gross or willful misconduct by Mr. Johnson in the performance of his duties; (iii) a material violation of the Company’s (or any successor’s) Code of Conduct; or (iv) a conviction by, or entry of a plea of guilty or nolo contendre in, a court of competent jurisdiction for any crime which constitutes a felony or act or moral turpitude in the jurisdiction involved; and “good reason” means (i) the assignment to Mr. Johnson of duties materially and adversely inconsistent with his position, title, duties, responsibilities or status with the Company as an officer of the Company, (ii) any removal of Mr. Johnson from, or any failure to re-elect Mr. Johnson as an officer of the Company, (iii) a reduction in Mr. Johnson’s salary, or (iv) relocation of Mr. Johnson’s principal place of employment to a place more than 30 miles from its current location, in each case without Mr. Johnson’s written consent. The terms and conditions contained in the Johnson Severance Agreement are substantially similar to those contained in an existing severance agreement between the Company and Paul S. Genova, the Company’s President and Chief Financial Officer. The terms of this agreement are valid through March 29, 2015.

Genova Severance Agreement The Company and Paul Genova, the Company’s President and Chief Financial Officer, executed the Genova Severance Agreement on March 29, 2005. The Genova Severance Agreement provides that if Mr. Genova’s employment is terminated by the Company “without cause” or if Mr. Genova terminates his employment for “good reason,” then Mr. Genova will be entitled to receive (1) at the sole discretion of the Company, either a lump-sum cash payment equal to 75% of his annual base compensation then in effect, payable within 30 days after termination, or continuation of his base compensation then in effect for a period of nine months after termination, and (2) the continuation of all benefits, to the extent permissible under the applicable benefits programs, in which he currently participates for a period of nine months following his termination. If Mr. Genova obtains subsequent employment during such nine-month period and if he receives benefits through such subsequent employment, the Company may terminate his continuing benefits. Under the terms of the Genova Severance Agreement, “cause” means the occurrence of any one or more of the following: (i) fraud, embezzlement and /or misappropriation of the Company’s (or any successor’s) funds; (ii) gross or willful misconduct by Mr. Genova in the performance of his duties; (iii) a material violation of the Company’s (or any successor’s) Code of Conduct; or (iv) a conviction by, or entry or a plea of guilty or nolo contendre in, a court of competent jurisdiction for any crime which constitutes a felony or act or moral turpitude in the jurisdiction involved; and “good reason” means (i) the assignment to Mr. Genova of duties materially and adversely inconsistent with his position, title, duties, responsibilities or status with the Company as an officer of the Company, (ii) any removal of Mr. Genova from, or any failure to re-elect Mr. Genova as an officer of the Company, (iii) a reduction in Mr. Genova’s salary, or (iv) relocation of Mr. Genova’s principal place of employment to a place more than 30 miles from its current location, in each case without Mr. Genova’s written consent. The terms of this agreement are valid through March 29, 2015.

Henderson Severance Agreement The Company and Lawrence Henderson, the Company’s Senior Vice President and Chief Marketing Officer, executed the Henderson Severance Agreement on February 6, 2007. The Henderson Severance Agreement provides that if Mr. Henderson’s employment is terminated by the Company due to a change in control of the Company, or if Mr. Henderson terminates his employment for “good reason,” associated with a change in control of the Company then Mr. Henderson will be entitled to receive at the sole discretion of the Company, a severance payment in the amount of 75% of Mr. Henderson’s annual base salary at his regular rate of base pay then in effect. Should Mr. Henderson voluntarily terminate his employment with Wireless Telecom Group, Inc., or should Mr. Henderson’s employment be terminated for cause, as defined below, Mr. Henderson will forgo this and all payments of severance and shall be entitled to no further compensation, benefits or obligations from the Company. This offer of a severance benefit in no way implies a contract of employment. Mr. Henderson’s employment with Wireless Telecom Group, Inc. its’ subsidiaries, and holdings remains at-will. Under the terms of the Severance Agreement, “cause” means the occurrence of any one or more of the following: (i) fraud, embezzlement and /or misappropriation of the Company’s (or any successor’s) funds; (ii) gross or willful misconduct by Mr. Henderson in the performance of his duties; (iii) a material violation of the Company’s (or any successor’s) Code of Conduct; or (iv) a conviction by, or entry or a plea of guilty or nolo contendre in, a court of competent jurisdiction for any crime which constitutes a felony or act or moral turpitude in the jurisdiction involved; and “good reason” means (i) the assignment to Mr. Henderson of duties materially and adversely inconsistent with his position, title, duties, responsibilities or status with the Company as an officer of the Company, (ii) any removal of Mr. Henderson from, or any failure to re-elect Mr. Henderson as an officer of the Company, (iii) a reduction in Mr. Henderson’s salary, or (iv) relocation of Mr. Henderson’s principal place of employment to a place more than thirty (30) miles from its current location, in each case without your written consent. The terms of this agreement have no expiration date.

Director Compensation for 2008

	Fees Earned or Paid in Cash ($)	Option Awards ($) (b)	All Other Compensation ($)	Total ($)
Savio W. Tung	15,000			15,000
James M. (“Monty”) Johnson (a)	—	—	—	—
Hazem Ben-Gacem			15,684	15,684
Henry L. Bachman	20,058			20,058
Joseph Garrity	20,000	29,675		49,675
Rick Mace	18,614	29,675		48,289
Adrian Nemcek	21,667	29,675		51,342

(a)	Mr. Johnson does not receive compensation in his capacity as director, but his compensation as a named executive officer is disclosed above.

(b)

Represents the dollar amount recognized for financial statement reporting purposes with respect to fiscal year 2008 for outstanding stock options in accordance with FAS 123R. Our non-employee directors held the following unexercised options at fiscal year end 2008:

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Savio W. Tung	—	—	—	—
James M. (“Monty”) Johnson	500,000	—	$2.70	1/23/2016
	—	540,000	$1.42	4/11/2018
Hazem Ben-Gacem	—	—	—	—
Henry L. Bachman	68,000	—	$1.69	4/16/2009
Joseph Garrity	20,000	60,000	$3.02	7/17/2017
Rick Mace	20,000	60,000	$3.02	7/17/2017
Adrian Nemcek	20,000	60,000	$3.02	7/17/2017

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Messrs. Bachman, Garrity and Nemcek. Mr. Ben-Gacem is welcomed to attend the Company’s compensation committee meetings as an invited guest of the Compensation Committee. Currently, none of such persons is an officer or employee of the Company or any of its subsidiaries. During 2008, none of the Company’s executive officers served as a director or member of a compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served as a director or member of the Compensation Committee. No interlocking relationship, as defined by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), exists between the board of directors or the Compensation Committee and the board of directors or Compensation Committee of any other company.

Security ownership of Certain Beneficial Owners

The following table sets forth certain information regarding the Company’s Common Stock owned as of April 28, 2009 by (i) each person who is known by the Company to beneficially own more than 5% of its outstanding Common Stock, (ii) each director and director nominee and each of the Company’s current executive officers, and (iii) all executive officers and directors as a group without naming them. Except as otherwise set forth below, the address of each such person is c/o Wireless Telecom Group, Inc., 25 Eastmans Road, Parsippany, New Jersey, 07054. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after April 28, 2009, are deemed outstanding; however, such shares are not deemed outstanding for purposes of computing the ownership percentage of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

Names and Addresses	Amount and Nature of Beneficial Ownership (1)	Percentage Owned (2)
Savio W. Tung (3)	6,472,667	25.2%
Lawrence Henderson (4)	165,000	*
Henry Bachman (5)	81,000	*
Hazem Ben-Gacem (6)	6,472,667	25.2%
Paul Genova (7)	255,000	1.0%
James M. (“Monty”) Johnson (8)	534,900	2.1%
All executive officers and directors as a group (5 persons) (9)	7,508,567	29.3%
FMR Corp.	1,767,712	6.9%
82 Devonshire Street Boston, MA 02109 (10)
Damany Holding Gmbh (11)	1,266,290	4.9%
Gutenbergstrasse 2-4 85737 Ismaning, Germany
Investcorp Technology Ventures, L.P. (12)	6,472,667	25.2%
P.O. Box 1111 West Wind Building Georgetown, Grand Cayman Cayman Islands, BWI
Richard L. Scott	1,872,265	7.3%
1400 Gulfshore Boulevard North Suite 148 Naples, FL 34102 (13)

*	Less than one percent.

(1)	Except as otherwise set forth in the footnotes below, all shares are directly beneficially owned, and the sole voting and investment power is held by the persons named.

(2)	Based upon 25,658,203 shares of Common Stock outstanding as of April 28, 2009.

(3)	Represents 6,472,667 shares of Common Stock beneficially owned by Investcorp. Mr. Tung disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(4)

Ownership includes 40,000 shares of Common Stock and 125,000 shares of Common Stock subject to options. Excludes 245,000 shares of Common Stock issuable upon the exercise of options not exercisable within 60 days of this Proxy filing date.

(5)	Ownership includes 13,000 shares of Common Stock and 68,000 shares of Common Stock subject to options.

(6)	Represents 6,472,667 shares of Common Stock beneficially owned by Investcorp. Mr. Ben-Gacem disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(7)

Ownership includes 5,000 shares of Common Stock and 250,000 shares of Common Stock subject to options. Excludes 220,000 shares of Common Stock issuable upon the exercise of options not exercisable within 60 days of this Proxy filing date.

(8)

Ownership includes 34,900 shares of Common Stock and 500,000 shares of Common Stock subject to options. Excludes 540,000 shares of Common Stock issuable upon the exercise of options not exercisable within 60 days of this Proxy filing date.

(9)	Ownership consists of 6,565,567 shares of the Company’s Common Stock and 943,000 shares of Common Stock issuable upon the exercise of options.

(10)	Based on information set forth in Schedule 13-G/A, dated February 17, 2009, filed with the Commission on February 17, 2009.

(11)	Based on information set forth in Schedule 13D, dated July 1, 2005, filed with the Commission on July 11, 2005.

(12)	Based on information set forth in Schedule 13D, dated July 1, 2005, filed with the Commission on July 11, 2005.

(13)	Based on information set forth in Schedule 13D/A No.2, dated September 25, 2008, filed with the Commission on September 30, 2008.

401(K) Profit Sharing Plan

The Company’s 401(k) Profit Sharing Plan (the “PSP”) is qualified under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). The effective date of the PSP is January 1, 1991. This plan is administered under a Trust of which Prudential Bank & Trust, FSB, is the Trustee. All employees of the Company, who are 18 years or older, including its executive officers, are eligible to participate in the PSP after six months of employment with the Company.

Under the PSP, participating employees have the right to elect that their contributions to this plan be made from reductions from their compensation paid to them by the Company, up to 100% of their compensation per annum not to exceed $15,500 for 2008, per the IRS index and in compliance with GUST-EGTRRA. Additionally effective July 1, 2002 the plan allowed certain eligible participants to make additional pre-tax contributions to the plan up to $5,000 in 2008, if they meet the following requirements: They must be eligible to participate in the plans 401 (k) arrangement, they must be at least age 50 or older or will attain age 50 in 2008. These additional contributions known as “catch-up” contributions are in compliance with the EGTRRA and cannot exceed the maximum amount allowed under federal tax laws for that calendar year. Participating employees are entitled to full distribution of their share of the Company’s contribution under this plan upon their death, total disability, when they reach “Normal Retirement Age” (age 60) or when they reach Early Retirement Age (age 55). If their employment is terminated earlier, their share of the Company’s contributions will depend upon their number of years of employment with the Company.

All participating employees have the right to receive 100% of their own contributions to the PSP upon any termination of employment. Apart from the Company’s and employees’ contributions, they may receive investment earnings relating to the funds in their account under this plan.

Benefits under the PSP are payable to eligible employees in a single lump sum or in installments upon termination of their employment, although in-service withdrawals are permitted under certain circumstances. If more than 60% of its contributions are allocated to key employees, the Company will be compelled to contribute 3% of their annual compensation to each participating non-key employee’s account for that year. If the Company terminates this plan, participating employees are entitled to 100% of the Company’s contributions credited to their accounts. Company contributions to the plan for Fiscal 2008 and Fiscal 2007 aggregated approximately $346,000 and $345,000, respectively.

Certain Relationships and Related Transactions

Under the terms of a shareholders’ agreement, dated July 1, 2005, among the Company, Investcorp and Cyrille Damany, the Company’s former Chief Executive Officer, for so long as Investcorp’s beneficial ownership of Common Stock continuously equals or exceeds 12.5% of the issued and outstanding shares of Common Stock, at each annual or special meeting of the Company’s stockholders at which directors are to be elected, Investcorp will be entitled to designate to the Nominations and Governance Committee two candidates for nomination for election to the Company’s board of directors. Messrs. Tung and Ben-Gacem are the two nominees so designated this year. For so long as Investcorp’s beneficial ownership of Common Stock is less than 12.5% but continuously equals or exceeds 5% of the issued and outstanding shares of Common Stock, at each annual or special meeting of the Company’s stockholders at which directors are to be elected, Investcorp will be entitled to designate to the Nominations and Governance Committee one candidate for nomination for election to the Company’s board of directors. If at any time Investcorp’s beneficial ownership of Common stock falls below 12.5% or 5% (as applicable) of the issued and outstanding shares of Common Stock and Investcorp does not increase its beneficial ownership above such thresholds (as applicable) prior to the end of a 20-day grace period, Investcorp’s nomination rights corresponding to such beneficial ownership threshold will expire at the end of the 20-day grace period.

OTHER MATTERS

The Management of the Company does not know of any matters, other than those stated in the Proxy Statement, which are to be presented for action at the Meeting. If any other matters should properly come before the Meeting, it is intended that proxies in the accompanying form will be voted on any such matters in accordance with the judgment of the persons voting such proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

The Company will bear the cost of preparing, assembling and mailing the Proxy, Proxy Statement and other material, which may be sent to the stockholders in connection with this solicitation. In addition to the solicitation of proxies by use of the mails, officers and regular employees may solicit the return of proxies. The Company may reimburse persons holding stock in their names or in the names of other nominees for their expense in sending proxies and proxy material to principals. Proxies may be solicited by mail, personal interview, telephone and fax.

The Company will provide without charge to each person being solicited by this Proxy Statement, on the written request of any such person, a copy of the Annual Report of the Company on Form 10-K for the year ended December 31, 2008 as filed with the SEC, including the financial statements, notes, exhibits and schedules thereto. All such requests should be directed to: Robert Censullo, Secretary, Wireless Telecom Group, Inc., 25 Eastmans Road, Parsippany, New Jersey 07054.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and the holders of greater than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers and directors are required by SEC regulations to furnish us with copies of these reports. Based solely on a review of the copies of these reports furnished to us and written representations from such executive officers, directors and stockholders with respect to the period from January 1, 2008 through December 31, 2008, the Company believes that the Company’s executive officers, directors and greater than 10% beneficial owners have complied with all applicable filing requirements.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS
TO BE PRESENTED AT THE NEXT ANNUAL MEETING

The Company’s stockholders may submit proposals on matters appropriate for stockholder action at subsequent annual meetings of stockholders consistent with Rule 14a-8 promulgated under the Exchange Act. The Company must receive proposals that stockholders seek to include in the proxy statement for the Company’s next annual meeting no later than January 4, 2010. If next year’s annual meeting is held on a date more than 30 calendar days from April 30, 2010, a stockholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation materials for such annual meeting. Matters submitted after April 30, 2010 will be considered untimely. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

By Order of the Board of Directors,

Robert Censullo
Secretary

Dated: April 30, 2009

PROXY
WIRELESS TELECOM GROUP, INC.
25 EASTMANS ROAD, PARSIPPANY, NEW JERSEY 07054

This Proxy is Solicited on Behalf of the Board of Directors
of Wireless Telecom Group, Inc.

          The undersigned hereby appoints Messrs. James M. (“Monty”) Johnson and Paul Genova as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated below, all the shares of the Common Stock of Wireless Telecom Group, Inc. held of record by the undersigned on April 28, 2009, at the Annual Meeting of Stockholders to be held on June 11, 2009 or any adjournment thereof. The undersigned hereby revokes any proxy previously given with respect to such shares.

          Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the proxies will have authority to vote FOR the nominees for directors.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement.

1.	Election of each SAVIO W. TUNG, JAMES M. (“MONTY”) JOHNSON, HAZEM BEN-GACEM, HENRY L. BACHMAN, RICK MACE, ADRIAN NEMCEK, and JOSEPH GARRITY as directors,

FOR all seven nominees listed (except as marked to the contrary above): [ ]

WITHHOLD AUTHORITY: [ ] (Instruction: To withhold authority to vote for any of the nominees strike a line through the nominee’s name in the list above)

2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposal 1.

          PLEASE SIGN EXACTLY AS NAME APPEARS BELOW. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN.

Dated: ______________________________________, 2009

Signature:

Signature if held jointly:

               When signing as attorney, as executor, as administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.